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                                   EXHIBIT 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP.


                              January 10, 2000

Ravisent Technologies Inc.
One Great Valley Parkway
Malvern State, PA  19355

     Re: Ravisent Technologies Inc. (the "Company") Registration Statement for Offering of an Aggregate of 4,607,861 Shares of Common Stock
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Ladies and Gentlemen:

     We have acted as counsel to Ravisent Technologies Inc., a Delaware corporation (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an initial reserve of 2,701,032 shares of the Company's common stock (the "Shares") for issuance under the Company's 1999 Stock Incentive Plan (the "Incentive Plan"), (ii) an initial reserve of 500,000 Shares for issuance under the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"),
(iii) a total of 869,257 shares of Company's common stock issuable pursuant to the stock options granted to certain individuals pursuant to a written compensation agreement, (the "Individual Options") and (iv) a total of 537,569 Shares for issuance under the Teknema, Inc. 1996 Stock Option Plan (collectively, "the Options").

     This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Options. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the (a) provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances in accordance with the Incentive Plan and in accordance with the Registration Statement, (c) duly authorized stock purchase rights granted and exercised under the Purchase Plan and in accordance with the Registration Statement, (d) provisions of the Individual Options and in accordance with the Registration Statement, or (e) provisions of option agreements authorized under the Teknema, Inc.1996 Stock Option Plan and in accordance with the Registration Statement. Such Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan, the Individual Options, the Teknema, Inc. 1996 Stock Option Plan or the Shares issuable under such plans or the Individual Options.

                              Very truly yours,

                              /s/ Brobeck, Phleger & Harrison LLP

                              BROBECK, PHLEGER & HARRISON LLP